Exhibit 10.31

IEC Electronics Corp.

Amended Salary Arrangement with Executive Officers

On November 21, 2012, the independent members of the Board of Directors of IEC Electronics Corp. (the “Company”) upon recommendation of the Compensation Committee approved for the Chief Executive Officer, and the Compensation Committee approved for the other executive officers, the following increases in the base salary payable to them:

Name and Title	Existing Base Salary	Modified Base Salary	Effective Date
W. Barry Gilbert, Chairman & CEO	$326,000	$350,000	11/1/2012
Jeffrey T. Schlarbaum, President	$254,500	$267,000	1/1/2013
Donald S. Doody, EVP of Operations	$207,600	$228,000	1/1/2013

No change was made to the amount of compensation payable to Insero & Co. CPAs, P.C., in respect of the services provided by Vincent A. Leo as Chief Financial Officer of the Company.